Exhibit 10.1

Executive Employment Contract

This Contract is made as of June 30, 2015 (“Effective Date”), between Commercial Bancshares, Inc. (“CBS”), an Ohio corporation having an address of 118 S. Sandusky Avenue, Upper Sandusky, Ohio 43351, and Scott A. Oboy (“Mr. Oboy”), having an address of 1365 Woodridge Road, Marion, Ohio 43302, for Mr. Oboy’s employment by CBS as Executive Vice President and Chief Financial Officer of CBS.

BACKGROUND

A. CBS desires to continue to employ Mr. Oboy under the terms and conditions set forth in this Contract.

B. Mr. Oboy desires to continue to be employed by CBS under the terms set forth in this Contract.

In consideration of the promises contained in this Contract and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment. Upon the terms and subject to the conditions of this Contract, CBS hereby agrees to employ Mr. Oboy. Upon the terms and subject to the conditions of this Contract, Mr. Oboy agrees to serve as a full time employee of CBS.

2. Services rendered.

(a) General. Mr. Oboy shall render services and perform the duties of the positions of Executive Vice President and Chief Financial Officer of CBS and The Commercial Savings Bank, the wholly-owned commercial banking subsidiary of CBS (the “Bank”). Subject to Sections 2(b) and 2(d), Mr. Oboy shall hold such other offices in CBS affiliates and perform such other duties and have such other responsibilities for CBS and its affiliates as are of the same character and nature as those typically performed by an executive vice president and chief financial officer of a bank holding company of comparable size and with a comparable market to that of CBS that may be assigned by the board of directors of CBS or any of its affiliates.

(b) Reporting and authority. Mr. Oboy shall report to and be subject to the supervision and direction of the Board of Directors of CBS (“Board”) and the President and Chief Executive Officer of CBS and the Bank. Mr. Oboy shall have the authority set by the CBS Code of Regulations, as may be amended from time to time, and the authority delegated to him by the President and Chief Executive Officer or the Board.

(c) Full-time employee. Mr. Oboy shall devote his full-time employment during the term of this Contract to the faithful and diligent performance of his duties for CBS and its affiliates. Mr. Oboy shall not engage in other employment or business activities, whether or not the employment or activities are pursued for gain, profit, or other pecuniary advantage, without the prior written consent of CBS. Business activities do not include passive investments.

(d) Adherence to standards. Mr. Oboy shall perform all duties in a competent and professional manner. Mr. Oboy shall abide by the Articles of Incorporation and Code of Regulations of CBS and the Bank; the rules, regulations, policies, and performance objectives of CBS and the Bank as they exist from time to time; applicable ethical and business standards; and the law.

3. Compensation. “Compensation” includes base salary, performance based compensation, if any, and employee benefits.

(a) Base salary and initial bonus. During the initial term of this Contract, CBS shall pay Mr. Oboy a base salary of $162,761 subject to all applicable withholdings, in accordance with the then current policies of CBS for executive compensation. The base salary provided by this §3(a) as adjusted under §3(e) shall be referred to herein as “base salary”.

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(b) Employee benefits. In addition to the base salary, CBS shall provide to, or for the benefit of, Mr. Oboy, the following employee benefits:

[i]	Vacation and sick leave. Participation in the vacation and sick leave plan maintained for executives of CBS, which includes five weeks of vacation each year.

[ii]	Business expense reimbursement. Reimbursement for, or payment of, the reasonable business and entertainment expenses incurred by Mr. Oboy on behalf of CBS pursuant to the written policies of CBS or as otherwise approved by the Board.

[iii]	Conventions/seminars. Reimbursement for reasonable expenses incurred by Mr. Oboy to participate in industry conventions and seminars in accordance with the policies for such established by the Board from time to time. Such reimbursement also shall include reasonable expenses incurred by Mr. Oboy to maintain his standing as a certified public accountant in the State of Ohio.

[iv]	Benefit plans. Participation in the health, retirement and welfare benefit plans made available to the employees of CBS and in any such other similar plans maintained by CBS on the same basis as the other executive employees of CBS who participate in such plans.

[v]	Deferred compensation program. Participation in CBS’s existing deferred compensation program. Nothing herein shall require the Board to maintain such plan which may be terminated by the Board at any time.

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[vi]	Life insurance plans. A term life insurance policy upon the life of Mr. Oboy, payable to his designated beneficiaries, in an amount equal to one and one-half times his annual base salary.

[vii]	Memberships. Reimbursement for, or payment of, the membership dues required to maintain a membership at a health or country Club of Mr. Oboy’s choosing, provided that the monthly reimbursement for the cost of such club shall not exceed $500.

[viii]	Automobile allowance. A $700 per month automobile expense allowance to reimburse Mr. Oboy for some or all of the cost of maintaining and operating an automobile for use in the performance of Mr. Oboy’s duties under this Contract. Mr. Oboy also shall receive reimbursement for mileage related to his use of the automobile to perform his duties under this Contract at a rate equal to one-half (1/2) of the standard mileage rate established annually by the Internal Revenue Service. Mr. Oboy shall maintain the automobile in first-class condition and insure that the automobile is available for Mr. Oboy’s use in the business of CBS.

[ix]	Stock Incentive Plan. In the discretion of the Board, Mr. Oboy may be granted stock options or other awards under the Company’s 2009 Stock Incentive Plan (“2009 Plan”) or any successor or similar plan as adopted by the Company from time to time.

[x]	Long-term disability. Participation in CBS’s long term disability program.

The benefits provided under this §3(b) shall be referred to herein as “employee benefits”.

(c) Performance based compensation. CBS may pay Mr. Oboy additional incentive or performance based compensation consisting of cash payments, stock options or stock awards, in the sole and absolute discretion of the Board. Any such incentive or performance based compensation may be based on asset growth, return on assets, stock price, or other factors selected by the Board from time to time. Mr. Oboy acknowledges that the Board may reach a decision not to award any incentive or performance based compensation. The incentive or performance based compensation provided for under this §3(c) shall be referred to herein as “performance based compensation”.

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(d) Reports of use of employee benefits. Mr. Oboy shall submit regular reports of personal use of the employee benefits that the Internal Revenue Code requires to be treated as taxable income to Mr. Oboy in order to allow CBS to determine the amount that must be reported to the Internal Revenue Service as compensation to Mr. Oboy.

(e) Annual review. Mr. Oboy’s base salary, employee benefits, and any performance based compensation will be reviewed annually in accordance with the normal compensation review practices of the Board. In connection with each such review, Mr. Oboy’s base salary may remain the same or be increased, but not decreased, Mr. Oboy may or may not be awarded any performance based compensation, and Mr. Oboy’s employee benefits may be increased or decreased. Any adjustments to Mr. Oboy’s base salary and employee benefits (including any decision not to adjust base salary or employee benefits) shall be made in the sole discretion of the Board or a committee of the Board.

(f) Endorsement Split Dollar Life Insurance Agreement. In addition to the other benefits provided for herein, the Bank and Mr. Oboy agree that Mr. Oboy shall be entitled to the benefits and be subject to the provisions and restrictions provided for in the Endorsement Split Dollar Life Insurance Agreement attached hereto as Exhibit A (the “Split Dollar Agreement”), which is to be executed on the same date as this Contract.

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4. Term and termination.

(a) Term; renewal; and non-renewal. This Contract is effective as of the Effective Date and shall remain in full force and effect for a period of two years from Effective Date (the “Original Term”), unless earlier terminated as provided herein. Thereafter, this Agreement shall be automatically extended (an “Extension Term”) from year to year for additional one-year periods ending on each anniversary of the expiration of the Original Term (the “Expiration Date), unless either the Bank or Mr. Oboy notifies the other in writing, at least 60 days prior to the Expiration Date, of its or his intention not to renew the Agreement.

(b) Termination other than expiration of term.

(1) Termination by CBS without cause. CBS may terminate Mr. Oboy’s employment without cause by giving Mr. Oboy a notice of termination. The notice of termination without cause shall be effective upon the earlier of actual receipt by Mr. Oboy or two days after mailing by first class mail. If CBS terminates the employment of Mr. Oboy without cause, CBS shall provide Mr. Oboy with “Continuing Compensation” (as defined in Section 4(b)(6) below) commencing upon termination for a period (“Termination Period”) equal to the greater of twelve (12) consecutive months or the number of months remaining, if any, on the Original Term and any Extension Term that has become effective on or before the date of termination. During the Termination Period, CBS shall pay the base salary component of the Continuing Compensation in arrears on the last day of each month commencing on the last day of the first month after the month in which termination has occurred. A termination of Mr. Oboy’s employment voluntarily by Mr. Oboy, a termination of Mr. Oboy’s employment arising out of illness or disability, and a termination of Mr. Oboy’s employment after a change in control will not be a termination without cause under this subsection. Continuing Compensation shall be reduced by compensation that Mr. Oboy receives from any other employment or self-employment.

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(2) Termination by Mr. Oboy. Mr. Oboy may terminate his employment by giving CBS sixty (60) days’ notice of his intention to resign. If Mr. Oboy voluntarily terminates his employment, CBS will not be obligated to pay Continuing Compensation after the date of termination, except as required by law.

(3) Termination by CBS for cause. CBS may terminate Mr. Oboy’s employment for cause by giving Mr. Oboy notice of termination for cause. The notice of termination for cause is not required to describe the cause or causes, but must state that Mr. Oboy’s employment has been “terminated for cause”. The notice of termination for cause shall be effective upon the earlier of actual receipt by Mr. Oboy or two business days after mailing by first class mail. If CBS terminates Mr. Oboy’s employment for cause, CBS will not be obligated to pay or provide any compensation of any type after the date of termination, except as required by law. “Cause” means conduct by Mr. Oboy concerning any one or more of the following: [i] failure to adhere to ethical standards or the law; [ii] moral and ethical misdeeds conducted on the job; [iii] failure to carry out duties of employment or to carry out directions of the President and Chief Executive Officer of CBS or the Bank or the Board or properly designated committee of the Board of CBS or any affiliate of CBS, including specifically the Bank; [iv] willful misconduct; [v] conviction of a felony; [vi] removal from any office held by Mr. Oboy with CBS, the Bank or any other affiliate of CBS by order of a regulatory agency having jurisdiction over CBS or any of its affiliates or threat of such an order; or [vii] conduct that otherwise interferes with the performance of Mr. Oboy’s duties or CBS’s business, including any conduct that adversely reflects upon CBS or its business and any conduct committed during or outside of the employment relationship that, reasonably considered, harms the reputation of CBS. As used in this subsection, “conduct” includes one or more acts, one or more failures to act, or any combination of an act, multiple acts, a failure to act, or multiple failures to act. In the case of any conduct described item [iii] that is not a repeat instance of such conduct, Mr. Oboy shall have thirty (30) days after written notice of such conduct to cure the conduct, unless the conduct also has a material adverse impact on CBS or its reputation. If Mr. Oboy requests in writing, CBS shall provide Mr. Oboy a written description with the cause or causes for termination.

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(4) Termination upon permanent disability. Mr. Oboy’s employment shall terminate upon the permanent disability of Mr. Oboy. “Permanent disability” means Mr. Oboy’s physical or mental inability to perform the services required under this Contract caused by a physical or mental condition or impairment for a period exceeding 180 days. In the event either the Company or Mr. Oboy, after receipt of notice of Mr. Oboy’s permanent disability from the other, dispute that Mr. Oboy’s permanent disability shall have occurred, Mr. Oboy shall promptly submit to physical examinations by three physicians, one of whom shall be a physician who regularly has treated Mr. Oboy, assuming that he has such a regular physician, and, unless two of such physicians shall issue their written statement to the effect that in their opinion, based on their diagnosis, Mr. Oboy is capable of resuming his employment and devoting his full time and energy to discharging his duties within sixty (60) days after the date of such statement, such permanent disability shall be deemed to have occurred.

(5) Termination after a change in control.

(i) When a termination after a change in control occurs.

A termination after a change in control occurs [i] when, within one year after a change in control, Mr. Oboy’s employment is terminated without cause; [ii] when, within one year after a change in control, Mr. Oboy resigns because he has [a] been demoted, [b] had his base salary reduced, [c] had his principal place of employment transferred away from Wyandot County, Ohio or a county contiguous thereto, or [d] had his job title, status or responsibility materially reduced; or [iii] when, [a] Mr. Oboy’s employment is terminated by CBS without cause, [b] there is a change in control within one (1) year following the termination, and [c] Mr. Oboy’s termination of employment [1] was at the request of a third party who has taken steps reasonably calculated to effect a change in control or [2] was otherwise in anticipation of a change in control. A termination of employment [i] upon expiration of the term of this Contract, [ii] for cause, or [iii] upon the permanent disability of Mr. Oboy is not a termination after a change in control.

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(ii) Compensation after termination after a change in control.

If Mr. Oboy’s employment is terminated after a change in control, within 30 days of termination of employment, CBS, or its successor, shall commencing paying to Mr. Oboy, a monthly payment (the “Monthly CIC Payment”), in an amount equal to the difference of [a] the product of 2.0 times his then current annual base salary less [b] the total amount of Continuing Compensation paid and payable to Mr. Oboy by CBS, including Continuing Compensation paid and continuing compensation owed but not yet paid, with the difference between [a] and [b] divided by twenty-four (24). Such Monthly CIC Payment shall continue for twenty-three (23) additional months after the initial payment. In addition to the Monthly CIC Payments, and if Mr. Oboy elects COBRA continuation coverage and pays the applicable premiums, CBS shall reimbursement Mr. Oboy for the premiums paid by him for such COBRA continuation coverage for medical benefits (or such other comparable medical insurance if past the 18 months for which COBRA coverage is available), for a period equal to the shorter of 24 months or the time that Mr. Oboy is provided comparable coverage by a subsequent employer or through his spouse’s employer. Such COBRA payments shall begin within not more than thirty (30) days following Mr. Oboy’s termination in connection with a change in control.

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(iii) No excess parachute payments.

Notwithstanding any other provision of this Contract or of any other agreement, contract or understanding between Mr. Oboy and CBS or any affiliate of CBS now existing or later arising, Mr. Oboy shall not have any right to receive any compensation or benefit to the extent that the sum of all payments to or benefits received by or on behalf of Mr. Oboy from CBS or any of its affiliates would cause any payment or benefit to be considered an “excess parachute payment” under 26 U.S.C. §280G(b)(1), as amended, result in the imposition of excise tax under 26 U.S.C. § 4999, as amended, or cause any loss of any deduction to CBS under 26 U.S.C. §§162(m) or 280G(a), as amended (“Excess Parachute Payment”). If the receipt by or on behalf of Mr. Oboy of any payment or benefit from CBS or an affiliate would cause Mr. Oboy to be considered to have received an Excess Parachute Payment, then each of the Monthly CIC Payments shall be automatically reduced by the minimum amount necessary to cause the total amount of such payments that would otherwise be considered “parachute payments” as defined in 26 U.S.C. §280G(b)(2), to equal 2.99 times Mr. Oboy’s base amount, as defined in 26 U.S.C. §280G(b)(3), so that an Excess Parachute Payment shall not result. If the Monthly CIC Payments are reduced to zero, and the payments and benefits due to Mr. Oboy from CBS still would cause Mr. Oboy to be considered to have received an Excess Parachute Payment, then CBS, in its sole discretion, may reduce other payments and benefits so that an Excess Parachute Payment does not result. Any determination in writing by CBS’s independent public accountants (“Accountants”) of the value of payments and benefits includable in the calculation of an Excess Parachute Payment shall be conclusive and binding upon Mr. Oboy and CBS for all purposes. For purposes of making the calculations required by this subsection, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of 28 U.S.C. §§280G and 4999, as amended. CBS and Mr. Oboy shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this subsection. CBS shall pay the costs for a determination by the Accountants under this subsection.

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(iv) Change in control.

A “change in control” occurs on the date of a transaction pursuant to which:

[i]	any person or group (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v)(B)) in one or more transactions during a 12-month period is or becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of CBS representing more than 50% of the combined voting power of CBS’s then outstanding securities;

[ii]	during any period of twelve (12) consecutive months, a majority of members of the Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

[iii]	a merger, consolidation or reorganization is consummated with any other corporation or entity pursuant to which the shareholders of CBS immediately prior to the merger, consolidation or reorganization do not immediately thereafter directly or indirectly own more than fifty percent (50%) of the combined voting power of the voting securities entitled to vote in the election of directors of the merged, consolidated or reorganized entity; or

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[iv]	the purchase by any individual, entity or group of persons acting as a group not controlled by or affiliated with CBS of a substantial portion of the assets. (For this purpose, assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all assets of CBS immediately prior to such acquisition).

No Change in Control will be considered to have occurred when there is a transfer of assets to an entity that, immediately after the transfer, is controlled by the shareholders of CBS immediately before the transfer where the transfer is to:

[i]	a shareholder of CBS in exchange for or with respect to the shareholder’s shares of stock in CBS;

[ii]	an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by CBS;

[iii]	a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of CBS immediately prior to the transfer; or

[iv]	an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).

(v) Golden Parachute Provision. All payments to Mr. Oboy under this Contract are subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and Federal Deposit Insurance Corporation (“FDIC”) regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

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(vi) Mandatory Delay of Payments to Specified Employee. If Mr. Oboy is a “Specified Employee,” as defined for purposes of 26 U.S.C. §409A (see §416(i) (without regard to paragraph (5) thereof)) at any time during the 12 months preceding December 31st of the prior calendar year, no payment following the date of Mr. Oboy’s separation of service required by this Contract shall be made earlier than six (6) months after the date of Mr. Oboy’s separation from service with CBS, and shall instead be paid as promptly after the six-month period has expired as may be practical.

If Mr. Oboy is a Specified Employee, he shall be treated as a “Specified Employee” for the entire 12-month period beginning on the April 1 following such identification date, except during any period in which the stock of CBS is not publicly traded on an established securities market.

(6) Continuing compensation calculations. “Continuing Compensation” means [i] an amount equal to 1/12 of Mr. Oboy’s annual base salary in effect on the effective date of the notice of termination determined under the then current policies of CBS for executive compensation, plus [ii] one month of Mr. Oboy’s annual employee benefits under §3(b) of this Contract, except for reimbursement of [a] business expenses incurred after termination, [b] continuing education and seminar programs occurring after termination, [c] membership expenses in clubs and organizations (except for minimum costs necessary to maintain membership for six months after termination), and [d] mileage relating to use of the automobile after termination. Employee benefits shall be reduced by any similar benefits received by or accruing to Mr. Oboy from third parties during the period during which Mr. Oboy receives Continuing Compensation. Federal, state, and local taxes, social security contributions, and other normal deductions will be withheld from continuation compensation. Payment of Continuing Compensation, including the timing and amount of each payment, shall be subject to the Treasury Regulations concerning severance pay issued under 28 U.S.C. §409A. If Mr. Oboy dies before receiving all Continuing Compensation due, the balance of all Continuing Compensation then due shall be provided to the personal representative or other designee of Mr. Oboy, except for payments for life insurance premiums and retirement plan contributions.

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(7) Termination for special regulatory events. Notwithstanding any other provision of this Contract, the obligations of the parties will be as follows in the event of any of the following circumstances:

[i]	If Mr. Oboy is temporarily suspended or temporarily prohibited from participating in the conduct of the affairs of CBS or any of its affiliates, including the Bank, by a notice served under Section 8 of the Federal Deposit Insurance Act, 12 U.S.C. §1818, the obligations of CBS and its affiliates under this Contract will be suspended as of the date of service of such notice. If the charges in the notice are dismissed, CBS or any of its affiliates shall pay Mr. Oboy all of the compensation withheld while the obligations of this Contract were suspended and reinstate in whole or in part any of the obligations which were suspended.

[ii]	If Mr. Oboy is removed from office and/or permanently prohibited from participating in the conduct of the affairs of CBS or any of its affiliates, including the Bank, by an order issued under Section 8 of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e) or Ohio Revised Code §§1121.33 and 1121.34, all obligations of CBS or its affiliates under this Contract will terminate as of the effective date of the order.

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[iii]	If CBS or any of its affiliates is in default, as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1), or declared insolvent by the Ohio Superintendent of Banks pursuant to Ohio Revised Code §1125.09, all obligations under this Contract will terminate as of the date of default or insolvency, but this provision will not affect any vested rights of the parties.

[iv]	All obligations under this Contract may be terminated by the FDIC at the time the FDIC enters into an agreement to provide assistance to or on behalf of CBS or any of its affiliates, including specifically the Bank, under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. §1823(c).

(c) Consequences of termination of employment. Except for post-employment obligations under this subsection and post-employment obligations concerning Continuing Compensation, non-competition, and confidentiality, upon termination of Mr. Oboy’s employment for any reason, [i] this Contract shall terminate; [ii] Mr. Oboy’s employment shall terminate for all affiliates of CBS; [iii] Mr. Oboy shall cease all activity on behalf of CBS and its affiliates; [iv] Mr. Oboy shall automatically, without further action by either party, be discharged or shall resign from all directorships and offices of CBS and the Bank and all directorships and offices of affiliates of CBS held by Mr. Oboy; and [v] Mr. Oboy shall promptly deliver to CBS all property and all copies of property (regardless of form, and including (but not limited to) all documents, memoranda, records, specifications, electronic and digital media and other writings and materials) of CBS and all affiliates of CBS under his possession, custody or control, including (but not limited to) keys, plans, designs, computer programs, computer lists, prospect lists, records, letters, notes, reports, financial information, and all other materials relating to CBS, its subsidiaries and its affiliates, their businesses, or their clients and customers. Mr. Oboy agrees that provisions of this subsection related to resignation are reasonable and that remedies at law would be inadequate for a breach of the provisions of this subsection. For these reasons, CBS may enforce the obligations of Mr. Oboy under this subsection by injunctive relief, including a temporary restraining order, a preliminary injunction, and a permanent injunction and by an award for fees, costs, and expenses incurred by CBS to enforce this subsection, including (but not limited to) attorneys’ fees, costs and expenses, and other expenses incurred to enforce this subsection.

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(d) Employment after termination. So long as the non-competition restrictions of Section 5 are in effect, Mr. Oboy shall notify CBS in writing within five (5) business days after accepting full or part-time employment with a third party.

(e) Suspension and removal. If Mr. Oboy is suspended or temporarily prohibited from performing his duties for CBS or its affiliates as a result of any regulatory action, CBS’s obligations under this Contract shall be suspended as of the date of service of notice of the regulatory action (unless the suspension or prohibition is stayed by appropriate proceedings). If the charges in the notice are dismissed, CBS or any of its affiliates shall [i] pay Mr. Oboy all of the compensation withheld while its obligations under this Contract were suspended, and [ii] reinstate all of its other obligations under this Contract that were suspended. If Mr. Oboy is removed or permanently suspended from performing his duties for CBS or its affiliates as a result of any regulatory action, all obligations of CBS under this Contract will terminate as of the effective date of the action, and CBS will not be obligated to pay or provide any compensation of any type to Mr. Oboy, except as required by law.

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5. Non-competition. During the Original Term of this Contract and any Extension Term, and for a period of one year following termination of this Contract for any reason, Mr. Oboy shall not be employed by or otherwise provide services, in any capacity, within a fifty (50) mile radius of Upper Sandusky, Ohio, to any bank, financial institution or bank holding company, or any affiliate of a bank, financial institution or bank holding company, unless such employment or providing of services is preapproved in writing by CSB.

During the term of this Contract (Original Term and any Extension Term) and for a period of one year thereafter, Mr. Oboy (for himself or on behalf of a third party) shall not solicit any banking business from any then current customers of CBS or the Bank, and shall not employ, offer to employ, or solicit employment of any employee of CBS or any of its affiliates, subsidiaries or any professional under contract with CBS or any of its subsidiaries.

Mr. Oboy agrees that he has received consideration to which he was not otherwise entitled in return for his obligations under this §5, and that the provisions of this §5 are reasonable and necessary to protect the legitimate business interests of CBS, and are reasonable with respect to time, territory, and business. Mr. Oboy shall pay any and all legal fees, costs, and other expenses incurred by CBS in the course of legal action to enforce the provisions of this §5. Mr. Oboy agrees that the remedies at law for a breach of this §5 would be inadequate to protect CBS because money damages would be difficult, if not impossible, to ascertain and would be estimable only by conjecture, and therefore, Mr. Oboy agrees that CBS will be entitled to injunctive relief, including a temporary restraining order, a preliminary injunction and a permanent injunction for any such breach as well as all reasonable attorneys’ fees, costs and other expenses incurred to enforce this §5. The duty to arbitrate disputes under this Contract shall not apply to any claim for violation of this §5.

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The obligations of Mr. Oboy under this § 5 shall survive the termination of the Contract for any reason.

6. Confidentiality. Mr. Oboy hereby acknowledges that he may be required to handle Confidential Business Information (as defined below) in the performance of his responsibilities. Mr. Oboy is aware that Confidential Business Information is proprietary information to CBS or the party supplying it and the exclusive property of CBS or its clients and customers, and Mr. Oboy shall not disclose Confidential Business Information in any manner at any time, to others inside or outside CBS or to unauthorized employees and officers of CBS. Unauthorized disclosure or other mishandling of Confidential Business Information may result in termination of Mr. Oboy’s employment for cause and in other appropriate actions. Mr. Oboy agrees that his obligation not to reveal Confidential Business Information will remain in force permanently, including in the event that [i] Mr. Oboy’s authorization to handle Confidential Business Information is revoked while still under contract with CBS, and [ii] this Contract or Mr. Oboy’s employment with CBS is terminated.

Except as CBS may require or otherwise consent to in writing, Mr. Oboy shall not, at any time during or subsequent to the termination of this Contract disclose or use in any way any information or knowledge or data received or developed while providing services to CBS, including but not limited to, plans, designs, formulas, business processes, methods, test data, inventions, discoveries, computer programs, customer/client lists, prospect lists, financial information, and trade secrets of CBS or its customers (collectively, “Confidential Business Information”).

In addition to any other remedies CBS may have at law or in equity, Mr. Oboy agrees that CBS will be entitled to a restraining order, injunction, or similar remedy to enforce the terms of this section, as well as all reasonable attorneys’ fees, costs, and other expenses incurred to enforce this section. The duty to arbitrate disputes under this Contract shall not apply to any claim for a violation of this section or Mr. Oboy’s obligation to return property of CBS upon termination of employment. The obligations of Mr. Oboy under this section shall survive the termination of this Contract for any reason.

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7. Indemnification. Subject to any other applicable statutory or regulatory standard or restriction, CBS shall indemnify Mr. Oboy for any and all acts or omissions of Mr. Oboy related in any way to his employment with CBS, provided Mr. Oboy acted in good faith, in a manner reasonably believed to be in, or not opposed to, the best interests of CBS, and with the care that an ordinary prudent person in a like position would use under similar circumstances. Notwithstanding the preceding sentence, CBS shall not be obligated to indemnify Mr. Oboy when such indemnification would be contrary to law or public policy or appropriate ethical standards.

8. Validity. The invalidity or unenforceability of any particular provision of this Contract shall not affect the validity or enforceability of any other provision contained in the Contract.

9. Choice of Law. This Contract and the interpretation of each of its provisions shall be governed by the laws of the State of Ohio and the venue of any dispute or litigation shall be Wyandot County, Ohio. The rights of the parties under this Contract will likewise be governed by the laws of the State of Ohio.

10. Entire Contract. This Contract, including the Split Dollar Agreement, contains the complete agreement between the parties concerning the subjects covered by this Contract. This Contract supersedes any and all prior contracts and understandings between CBS and Mr. Oboy. The provisions of this Contract are solely for the benefit of the parties to this Contract and not for the benefit of any other persons or legal entities.

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11. Assignment. This Contract is binding on and inures to the benefit of successors and assigns of CBS. Neither this Contract nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Mr. Oboy.

12. Amendments. No change, waiver, or amendment to this Contract, in any form, shall be binding on the parties unless signed in writing by an authorized officer of CBS and Mr. Oboy. No representations have been made by CBS or Mr. Oboy concerning the terms, conditions, and agreements of the contractual relationship covered by this Contract other than those representations contained in this Contract and no representations made during the course of performance of services under this Contract can alter any of the provisions of this Contract (unless such representation is in a signed writing as provided in the preceding sentence).

13. Arbitration. CBS and Mr. Oboy agree to work together in good faith to resolve any disputes arising under this Contract. Except as otherwise provided in this Contract, any controversy or claim arising out of or relating to the interpretation or application of this Contract, or any breach hereof, shall be settled by arbitration in Wyandot County in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) shall be final and binding on the parties hereto and may be entered in any court having jurisdiction thereof.

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In Witness Whereof, the parties hereto have executed this Contract effective as of the day and year first above written.

Commercial Bancshares, Inc.

Commercial Bancshares, Inc.

By
Scott A. Oboy	Its

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EXHIBIT A

Endorsement Split Dollar Life Insurance Agreement

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COMMERCIAL SAVINGS BANK

ENDORSEMENT SPLIT DOLLAR LIFE INSURANCE AGREEMENT

THIS ENDORSEMENT SPLIT DOLLAR LIFE INSURANCE AGREEMENT (“Agreement”) is made and entered into this 30th day of June, 2015, by and between Commercial Savings Bank (“Bank”), a bank located in Upper Sandusky, OH, and Scott Oboy (“Executive”).

The purpose of this Agreement is to retain and reward the Executive, by dividing the death proceeds of certain life insurance policies which are owned by the Bank on the life of the Executive with the designated beneficiary of the Executive. The Bank will pay the life insurance premiums from its general assets.

Article 1

Definitions

Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1	“Bank’s Interest” means the benefit set forth in Section 2.1.

1.2	“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive.

1.3	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.5	“Change in Control” means a change in ownership or control of the Bank as defined in the Employment Agreement, to the extent such definition is consistent with Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable published authority or guidance.

1.6	“Effective Date” means _________________ .

1.7	“Employment Agreement” means the Employment Agreement between the Executive and the Bank, as it may be amended from time to time.

1.8	“Executive’s Interest” means the benefit set forth in Section 2.2.

1.9	“Insured” means the individual Executive whose life is insured.

1.10	“Insurer” means the insurance company issuing the Policy on the life of the Executive.

1.11	“Net Death Proceeds” means the total death proceeds of the Policy minus the greater of (i) the cash surrender value or (ii) the aggregate premiums paid by the Bank.

1.12	“Policy” or “Policies” means the individual insurance policy or policies adopted by the Bank for purposes of insuring the Executive’s life under this Agreement.

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1.13	“Termination for Cause” means the termination of the Executive’s employment with the Bank for “cause” as defined in Section 6.1 below.

1.14	“Termination of Employment” means the termination of the Executive’s service with the Bank for reasons other than (i) death or (ii) leave of absence approved by the Bank.

Article 2

Policy Ownership and Interests

2.1	Bank’s Interest. The Bank shall own the Policy and shall have the right to exercise all incidents of ownership, except as limited herein. The Bank shall be the beneficiary of the remaining death proceeds of the Policy after the Executive’s Interest is determined according to Section 2.2 below.

2.2	Executive’s Interest. The Executive shall be one hundred percent (100%) vested in their interest pursuant to this executed Agreement following issuance of the Executive’s Policy. Upon the Executive’s death while employed by the Bank or following a Change in Control, the Executive’s Beneficiary shall be entitled to an amount of death proceeds equal to three times (3x) the Executive’s annualized base salary at the time of death, as provided for by the Bank’s payroll department, of the Net Death Proceeds if employed by the Bank at the time of Executive’s death.

Notwithstanding anything to the contrary contained herein, in the event of Executive’s death following the Executive’s Termination of Employment the Executive’s Beneficiary shall be entitled to an amount of death proceeds equal to three times (3x) the Executive’s annualized base salary at the time of the Termination of Employment, as provided for by the Bank’s payroll department, of the Net Death Proceeds. In no event shall the death benefit exceed the Net Death Proceeds of the Policy.

The Executive, or the Executive’s assignee, shall have the right to designate the Beneficiary pursuant to the terms of this Agreement. The Executive shall also have the right to elect and change settlement options with respect to the Executive’s Interest by providing written notice to the Bank and the Insurer.

2.3	Bank has no Obligation to Pay. Death proceeds payable under this Agreement shall be paid solely by the Insurer from the proceeds of any Policy on the life of the Insured. In no event shall the Bank be obligated to pay a death benefit under this Agreement from its general funds. Notwithstanding anything to the contrary contained herein, should an Insurer refuse or be unable to pay death proceeds endorsed to Insured under the express terms of this Agreement, or should the Policy be cancelled for any reason, including but not limited to Policy cancellation by the Bank, as determined in their sole and absolute discretion, the Executive’s Beneficiary shall not be entitled to a death benefit.

Article 3

Forfeiture of Benefit

3.1	Forfeiture of Benefit. Notwithstanding anything to the contrary herein, the Executive will forfeit the benefit described in Section 2.2 if:

(a)	Any provision of Article 6 applies; or
(b)	The Executive provides written notice to the Bank declining further participation in the Agreement.; or
(c)	As provided in Section 2.3 above.

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Article 4

Comparable Coverage

4.1	Offer to Purchase. If the Bank discontinues a Policy, the Bank shall give the Executive at least thirty (30) days to purchase such Policy. The purchase price shall be the fair market value of the Policy, as determined under Treasury Reg. §1.61-22(g)(2) or any subsequent applicable authority. The Bank shall give written notice to the Executive in the event the Bank discontinues the Policy.

Article 5

Premiums and Imputed Income

5.1	Premium Payment. The Bank shall pay all premiums due on all Policies.

5.2	Economic Benefit. The Bank shall determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive’s age multiplied by the aggregate death benefit payable to the Beneficiary. The “life insurance premium factor” is the minimum factor applicable under guidance published pursuant to Treasury Reg. § 1.61-22(d)(3)(ii) or any subsequent authority.

5.3	Imputed Income. The Bank shall impute the economic benefit to the Executive on an annual basis, by adding the economic benefit to the Executive’s W-2.

Article 6

General Limitations

6.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Executive shall forfeit any right to a benefit under this Agreement if the Bank terminates the Executive’s employment for cause. For this purpose, during any period in which the terms of the Executive’s employment with the Bank are governed by the Employment Agreement, the term “cause” shall be defined in the manner provided in the terms of such Employment Agreement. If the Employment Agreement is no longer in effect at the time of the Executive’s Termination of Employment, “Cause” shall instead mean termination because of personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of the Agreement. For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Bank.

6.2	Removal. Notwithstanding any provision of this Agreement to the contrary, the Executive’s rights in the Agreement shall terminate if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act (“FDIA”).

6.3	Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide during the Policy exclusion period, or if the insurance company denies coverage (i) for material misstatements of fact made by the Executive on any application for life insurance purchased by the Bank, or (ii) for any other reason; provided, however that the Bank shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

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Article 7

Beneficiaries

7.1	Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary (ies) to receive any benefits payable under the Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other Agreement of the Bank in which the Executive participates.

7.2	Beneficiary Designation; Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Bank or its designated agent. The Executive’s beneficiary designation shall be deemed automatically revoked if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Bank’s rules and procedures, as in effect from time to time. Upon the acceptance by the Bank of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Bank shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Bank prior to the Executive’s death.

7.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Bank or its designated agent.

7.4	No Beneficiary Designation. If the Executive dies without a valid designation of beneficiary, or if all designated Beneficiaries predecease the Executive, then the Executive’s surviving spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made payable to the personal representative of the Executive’s estate.

7.5	Facility of Payment. If the Bank determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Bank may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

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Article 8

Assignment

The Executive may irrevocably assign without consideration all of the Executive’s Interest in this Agreement to any person, entity, or trust. In the event the Executive shall transfer all of the Executive’s Interest, then all of the Executive’s Interest in this Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder, and the Executive shall have no further interest in this Agreement. Notwithstanding any assignment made by the Executive under this Article 8, for the purpose of determining benefits payable under this Agreement, Executive’s employment status shall continue to control the terms of any vesting and/or forfeiture of benefits.

Article 9

Insurer

The Insurer shall be bound only by the terms of its given Policy. The Insurer shall not be bound by or deemed to have notice of the provisions of this Agreement. The Insurer shall have the right to rely on the Bank’s representations with regard to any definitions, interpretations or Policy interests as specified under this Agreement.

Article 10

Claims and Review Procedure

10.1	Claims Procedure. The Executive or Beneficiary (“Claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

10.1.1	Initiation — Written Claim. The Claimant initiates a claim by submitting to the Bank a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

10.1.2	Timing of Bank Response. The Bank shall respond to such Claimant within ninety (90) days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

10.1.3	Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the Claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; and
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures;

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10.2	Review Procedure. If the Bank denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

10.2.1	Initiation — Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

10.2.2	Additional Submissions — Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits.

10.2.3	Considerations on Review. In considering the review, the Bank shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

10.2.4	Timing of Bank’s Response. The Bank shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

10.2.5	Notice of Decision. The Bank shall notify the Claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based; and
(c)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits.

Article 11

Amendments and Termination

Notwithstanding anything to the contrary herein, the Bank may amend or terminate this Agreement only if: (i) continuation of the Agreement would cause significant financial harm to the Bank, (ii) the Executive agrees to such action, or (iii) the Bank’s banking regulator(s) issues a written directive to amend or terminate the Agreement.

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Article 12

Administration

12.1	Plan Administrator. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or persons as the Board may choose. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with this Agreement.

12.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

12.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

12.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by such contracted party.

12.5	Information. To enable any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement to perform its functions, the Bank shall supply full and timely information to such contracted party on all matters relating to the Base Salary of the Executive, the date and circumstances of the retirement, Disability, death or termination of the Executive, and such other pertinent information as such contracted party may reasonably require.

Article 13

Miscellaneous

13.1	Binding Effect. This Agreement shall bind the Executive and the Bank, their beneficiaries, survivors, executors, administrators and transferees and any Beneficiary.

13.2	No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an Executive of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an Executive nor interfere with the Executive’s right to terminate employment at any time.

13.3	Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the state where the principal offices of the Bank reside, except to the extent preempted by the laws of the United States of America.

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13.4	Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor company.

13.5	Notice. Any notice or filing required or permitted to be given to the Bank under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Commercial Savings Bank

118 South Sandusky Avenue

Upper Sandusky, Ohio 43351

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification. Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

13.6	Entire Agreement. This Agreement, along with the Executive’s Beneficiary Designation Form, constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated above.

EXECUTIVE:	BANK:

Commercial Savings Bank

By:
Scott Oboy	Title:	President & CEO

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